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EXHIBIT 99.3

INTERLEUKIN GENETICS, INC.
2,533,234 Shares of Common Stock

Offered Pursuant to Rights
Distributed to Stockholders
of Interleukin Genetics, Inc.

December    , 2006

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Interleukin Genetics, Inc. ("Interleukin") of shares of its Common Stock (as such term is defined below), pursuant to subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Interleukin's common stock, par value $0.001 per share (the "Common Stock"), at the close of business on August 17, 2006 (the "Record Date"). The Rights and Common Stock are described in Interleukin's Prospectus dated December    , 2006 (the "Prospectus").

        In the Rights Offering, Interleukin is offering an aggregate of 2,533,234 shares of Common Stock, as described in the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on January    , 2007 unless extended in the sole discretion of Interleukin (as it may be extended, the "Expiration Time").

        Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $5.6783 per share (the "Subscription Price"). Each Right also carries with it the ability for the holder thereof to subscribe (the "Oversubscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised the Basic Subscription Privilege. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        The Rights are evidenced by a Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.1041 Rights for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Oversubscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to U.S. Stock Transfer Corporation, as subscription agent (the "Subscription Agent") and Interleukin, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Interleukin or the Subscription Agent.

        Enclosed are copies of the following documents:

          1.     Prospectus;

          2.     Instructions For Use of Interleukin Genetics, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Interleukin Genetics, Inc. and Important Tax Information);

          3.     A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

          4.     Notice of Guaranteed Delivery for Rights Certificates Issued by Interleukin Genetics, Inc.; and

          5.     A return envelope addressed to the Subscription Agent.

        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Standard time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (877) 248-6417 or (718) 921-8317.

        Additional copies of the enclosed materials may be obtained from U.S. Stock Transfer Corporation at (818) 502-1404 or by contacting John J. McCabe, Secretary, at Interleukin Genetics, Inc. at (781) 398-0700.

                      Very truly yours,
                      INTERLEUKIN GENETICS, INC.

                      Timothy J. Richerson
                      Chief Executive Officer

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INTERLEUKIN GENETICS, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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INTERLEUKIN GENETICS, INC. 2,533,234 Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of Interleukin Genetics, Inc.